Exhibit 10.1

CARGURUS, LLC

2 Brattle Square, 3rd Floor

Cambridge, MA 02138

March 7, 2008

Kyle Lomeli

[ADDRESS]

Dear Kyle,

We are pleased to extend you this offer of full-time employment to become Sr. Engineer at CarGurus, LLC, a Massachusetts limited liability company (the “Company”). This offer, which will remain in effect until March 14 ,2008, can be accepted by countersigning the enclosed copy of this letter where indicated at the end of this letter and returning the countersigned copy to me.

We are excited about the contributions that we expect you will make to the success of the Company, and would like your employment to begin as soon as possible. Accordingly, we and you mutually agree to a start date of April 7, 2008 (the “Start Date”).

Duties and Extent of Service

As Sr. Engineer you will be a member of the Development team. You will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties as the CTO may from time to time designate. Except for vacations and absences due to temporary illness, you will be expected to devote your full time and effort to the business and affairs of the Company.

Compensation

a.	Base Salary

In consideration of your employment with the Company, the Company will pay you a base salary of One Hundred Fifteen Thousand Dollars ($115,000) per year, such payments to be made as customarily disbursed by the Company to its employees. Along with other employees of the Company, your base salary will be reviewed for readjustment on an annual basis.

b.	Annual Discretionary Bonus

At such time as the company has a profitable year (defined as being cash flow positive for a full annual fiscal year), you will become eligible for an annual discretionary bonus.

c.	Fringe Benefits

You will be entitled to participate from time to time in all fringe benefits made available to employees of the Company. No representation is made, however, that any specific fringe benefit now available will continue or that any other fringe benefit will be made available. Notwithstanding the foregoing the following benefits will, in any event, be available to you.

(i)

Health Insurance. If elected by you, you many participate in the company’s health insurance program, and the Company will pay that portion of the premium for you, on a basis and pursuant to a program, substantially the same as that offered to other employees of the Company.

(ii)	Vacations. You will be entitled to three weeks’ paid vacation annually at such reasonable times as you and the Company may determine.

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(iii)	Expense Reimbursement. The Company will reimburse you for all ordinary and necessary expenses incurred on behalf of the Company and in accordance with its reimbursement policy

Equity

As a Sr. Engineer, the Company is prepared to offer to you the opportunity to acquire an equity interest in the Company upon the terms and conditions set forth below. The Company will grant you an option to purchase 56,536 Company Common Units at a price of fifteen cents ($.15) per unit (the “Option Units”) pursuant to the terms of the Company’s 2006 Unit Options Plan to be adopted by the Company (the “Plan”). The Option Units shall be subject to four year vesting during (and only during) your employment by the Company, with the first twenty five percent (25%) vesting on the first anniversary of the Start Date and an additional 6.25% vesting at the end of each three months thereafter unit all of the option to acquire Option Units are fully vested In addition to the vesting Provisions set forth above, all of any then  unvested Option Units and options to acquire Option Units will become exercisable and vested if (a) the Company is sold or there is a “change in control” (as defined in the agreements referenced below), other than through transfers to employees, additional equity financing or public offerings Any Option Units that are unvested on the termination of your employment shall be void and of no force effect. Vested options for Option Units may be exercised up to the first to occur of the date which is the earlier of the expiration of five years from the Grant date, as defined in the plan, or ninety days after termination of your employment by the Company, in each case in accordance with the terms of the plan.

Promptly following the Start Date, the Company will prepare any and all documentation necessary to implement your options for Option Unit and the vesting thereof as provided above. You understand that the Option Units purchased by you will be subject to the same risks as those facing other member of the Company, including, without limitation, the possibility of dilution in the event that the Company issues additional Preferred or Common Units.

Proprietary Information and Inventions

Prior to commencing your employment with the Company, you agree to sign a copy of the Company’s standard Nondisclosure, Developments and Non- Competition Agreement, a copy of which is attached as Exhibit A hereto. By signing below you represent that you are free to enter into this agreement and the Nondisclosure, Developments and Non-Competition Agreement and carry out the obligations hereunder and thereunder without any conflict with any prior agreements to which you are a party

Termination

You acknowledge that the employment relationship between the Company and you is at-will, meaning that the employment relationship may be terminated by the Company or you for any reason or for no reason. However, the Company and you agree to make reasonable efforts to provide the other party at least thirty (30) days’ written notice prior to termination of the employment relationship. You acknowledge that, in connection with any termination of your employment with the Company, you will assist the Company in its efforts to find a new Sr. Engineer and will provide such transitional assistance as the Company may reasonably require. In connection with foregoing, the Company agrees that should your employment be terminated, you will receive as your sole and only payments of account of such termination (and subject to execution of appropriate documentation to this effect) accrued compensation through the date of termination. In addition, COBRA rights will be available to you.

Governing Law and Jurisdiction

This agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts. The Company and you hereby expressly consent and agree that any dispute, controversy legal action or other proceeding that arises form, concerns or touches this agreement shall be brought in either the Superior Court of Massachusetts or the United States District Court for the District of Massachusetts. The Company and you hereby acknowledge that said courts have sole and exclusive jurisdiction over any such dispute or controversy, and that the Company and you hereby waive any objection to personal jurisdiction or venue in these courts, and waive any right to jury trial.

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Entire Agreement: Amendment

This agreement (together with the Nondisclosure, Developments and Non-Competition Agreement) and the Plan set forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this agreement or the other agreements contemplated hereby in accordance with their terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this agreement or the other agreements contemplated hereby is hereby revoked and superseded.

This agreement may be amended or terminated only by a written instrument executed both by you and the Company, acting through its Board of Directors.

We are excited to have you on board as a Sr. Engineer. Please acknowledge your acceptance of this offer and the terms of this agreement by signing below and returning a copy to me.

Sincerely,

I hereby acknowledge that I have had a full and
adequate opportunity to read, understand and
discuss the terms and conditions contained in
this agreement prior to signing hereunder.

Agreed to and Accepted:

/s/ KYLE LOMELI

Date:	03/13/2008

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